HEMACARE CORPORATION
                    EXHIBIT 11

      BASIC AND DILUTED NET INCOME PER SHARE

                             Year ended December 31,
                               2002          2001
                            -----------   -----------
BASIC
Weighted average common
 shares used to compute
 basic earnings per share    7,673,220     7,533,970
                            ===========   ===========

     Net income (loss)      $ (591,000)   $  323,000
                            ===========   ===========
Basic net income (loss)
 per share                  $    (0.08)   $     0.04
                            ===========   ===========

       DILUTED

Weighted average common
 shares used to compute
 basic earnings per
 share                      7,673,220     7,533,970
Dilutive common
 equivalent shares
 attributable to
 stock options (based
 on average market
 price)                             -       723,887
Dilutive common
 equivalent shares
 attributable to
 warrants (based on
 average market
 price)                             -        39,697

Weighted average
 common shares
 and equivalents
 used to compute
 diluted earnings
 per share                  7,673,220      8,297,554
                           ===========    ===========

     Net income (loss)     $ (591,000)    $  323,000
                           ===========    ===========

Diluted net income
 (loss) per share          $    (0.08)    $     0.04
                           ===========    ===========